Investor Contact: Neil Berkman Berkman Associates (310) 826 - 5051 info@BerkmanAssociates.com	Company Contact: Y.P. Chan Interim CEO (954) 596 - 1000 www.SingingMachine.com
FOR IMMEDIATE RELEASE
The Singing Machine Company Names
Alicia Haskamp SVP of Sales and Product Development

Coconut Creek, FL, October 6, 2006 -- The Singing Machine Company (AMEX: SMD) announced today that Alicia Haskamp has been promoted to the new key employee position of Senior Vice President of Sales and Product Development. Ms. Haskamp had been Managing Director of the Company's operations in Asia since 2000, with responsibility for sourcing, product development, engineering, production, vendor relationship management and international sales.

"With more than 20 years of management experience at consumer products companies in Asia, Europe and the United States, Alicia is exceptionally well qualified for her expanded role at The Singing Machine," said Interim CEO Y.P. Chan. "Her demonstrated management, sales, product development, and sourcing skills, as well as her knowledge of our company and strong network of contacts within our industry, will be invaluable assets for The Singing Machine. We are extremely pleased that Alicia has agreed to return to Florida to spearhead our sales and product development initiatives, and to position the Company for the future growth."

From 1998 to 2000, Ms. Haskamp was Vice President of Operations for Ulysse Nardin USA, a Swiss luxury watch company, and served as Human Resources Manager for Nike Asia Pacific from 1996 to 1998. Earlier, she founded and ran executive search firms in Hong Kong and Thailand. Ms. Haskamp holds a BA in Business Administration from Pacific Southern University.

About The Singing Machine

Incorporated in 1982, The Singing Machine Company develops and distributes a full line of consumer-oriented karaoke machines and music as well as other electronic products under The Singing MachineTM, MotownTM, MTVTM, NickelodeonTM, Hi-5TM, BratzTM and other brand names. The first to provide karaoke systems for home entertainment in the United States, The Singing Machine sells its products in North America, Europe and Asia.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management and include, but are not limited to statements about our financial statements for the fiscal year ended March 31, 2006. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the risks that our vendors in China may not ship our products on the scheduled basis and that we will have sufficient cash flow to finance our working capital needs in the second and third quarter of this fiscal year. In addition, you should review our risk factors in our SEC filings which are incorporated herein by reference. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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THE SINGING MACHINE COMPANY, INC.
6601 Lyons Road ● Building A-7 ● Coconut Creek, Florida 33073 ● (954) 596-1000 ● Fax (954) 596-2000